Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1, of our report dated April 28, 2021, relating to the balance sheets of Jaws Acquisition Corp. as of December 31, 2020 and 2019, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and for the period from December 27, 2019 (inception) through December 31, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 16, 2021